Filed Pursuant to Rule 424(b)(7)
Registration No. 333-214592

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is part of an effective registration statement filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated November 14, 2016

Preliminary prospectus supplement to prospectus dated November 14, 2016

12,000,000 shares

TTM Technologies, Inc.

Common stock

The selling stockholder named in this prospectus supplement is offering 12,000,000 shares of our common stock, par value $0.001 per share. We will not receive any proceeds from the sale of our common stock by the selling stockholder.

Our common stock is listed on the NASDAQ Global Select Market, or the NASDAQ, under the symbol “TTMI.” The last reported sale price of our common stock on NASDAQ on November 11, 2016, was $14.49 per share.

	Per share	Total

Public offering price	$	$

Underwriting discounts and commissions(1)	$	$

Proceeds, before offering expenses, to the selling stockholder	$	$

(1)	We have agreed to reimburse the underwriters for certain expenses in connection with this offering. See “Underwriting.”

The selling stockholder has granted the underwriters an option to purchase up to an additional 1,800,000 shares at the public offering price less the underwriting discounts and commissions.

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described under “Risk factors” beginning on page S-11 of this prospectus supplement before making a decision to invest in our common stock. You should also consider the risks factors described in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock against payment in New York, New York on or about                     , 2016.

Sole book-running manager

J.P. Morgan

Co-managers

Needham & Company	Stifel

Prospectus supplement dated                 , 2016.

Prospectus supplement

Prospectus

S-i

We are responsible for the information contained in this prospectus supplement, the accompanying prospectus, including the information incorporated by reference herein as described herein and therein, and any free writing prospectus we prepare or authorize. None of the Company, the selling stockholder or the underwriters have authorized anyone to provide you with different information, and neither we, the selling stockholder nor the underwriters take responsibility for any other information others may give you. This prospectus supplement and the accompanying prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which they relate, and neither we, the selling stockholder nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate as of any date other than its date.

About this prospectus supplement

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. This prospectus supplement provides you with specific information about our common stock that the selling stockholder is selling in this offering. Both this prospectus supplement and the accompanying prospectus include important information about us, the selling stockholder and other information you should know before investing. Since the accompanying prospectus provides general information about us, some of the information may not apply to this offering. This prospectus supplement describes the specific details regarding the offering and adds to, updates and changes information contained in the accompanying prospectus. To the extent the information in this prospectus supplement is different from that in the accompanying prospectus, you should rely on the information in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described in the sections entitled “Where you can find more information” and “Incorporation of certain information by reference” of this prospectus supplement, before investing in our common stock.

Market and industry data

Market data and industry statistics and forecasts used in this prospectus supplement and in the information incorporated herein by reference are based on independent industry publications and other publicly available information. Although we believe that these sources and estimates are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. We obtained this information and these statistics from various third-party sources and our own internal estimates. The estimates in such information involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk factors.” Accordingly, investors should not place undue reliance on this information.

S-ii

Prospectus supplement summary

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and does not contain all of the information you need to consider in making your investment decision. You should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, including the section entitled “Risk factors,” and read our consolidated financial statements and the notes thereto before making an investment decision. Unless the context requires otherwise, references to “our company,” “we,” “us” and “our” refer to TTM Technologies, Inc. and its subsidiaries. Fiscal 2015, fiscal 2014, and fiscal 2013 refer to the 52 weeks ended on December 28, 2015, December 29, 2014 and December 30, 2013, respectively.

Our company

We are a leading global printed circuit board, or PCB, manufacturer, focusing on quick-turn and volume production of technologically complex PCBs and electro-mechanical solutions, or E-M Solutions. We are the largest PCB manufacturer in North America and one of the largest PCB manufacturers in the world, in each case based on revenue, according to the 2015 rankings from N.T. Information LTD, or NTI. We generated approximately $2.1 billion and $1.8 billion in net sales for fiscal 2015 and the nine months ended September 26, 2016, respectively, and as of December 28, 2015, we had approximately 29,570 employees worldwide. We operate a total of 25 specialized facilities in North America and the People’s Republic of China. We focus on providing time-to-market and volume production of advanced technology products and offer a one-stop manufacturing solution to our customers from engineering support to prototype development through final mass production. This one-stop manufacturing solution allows us to align technology development with the diverse needs of our customers and to enable them to reduce the time required to develop new products and bring them to market. We serve a diversified customer base consisting of over 1,500 customers in various markets throughout the world, including manufacturers of networking/communications infrastructure products, smartphones and tablets, as well as aerospace and defense, automotive components, high-end computing, and medical, industrial and instrumentation related products. Our customers include both original equipment manufacturers, or OEMs and electronic manufacturing services, or EMS, providers.

On May 31, 2015, we completed the acquisition of Viasystems Group, Inc., or Viasystems, for total consideration of $248.8 million in cash and 15.1 million shares of TTM common stock with a fair value of $149.0 million, to acquire all of the outstanding shares of capital stock and other equity rights of Viasystems. Additionally, in connection with the completion of the acquisition, we assumed and refinanced Viasystems’ debt, which was approximately $669.0 million as of May 31, 2015. Viasystems was a worldwide provider of complex multi-layer rigid, flexible, and rigid-flex PCBs and custom electronic assemblies. The acquisition has increased our revenue base and brought more diversity to our business, particularly with the addition of the automotive end market to the markets we serve. The acquisition of Viasystems has had and will continue to have a significant effect on our operations and financial results, which demonstrates the benefits of diversification along with our strong operational execution and realization of synergies from the transaction.

Industry overview

PCBs are manufactured in panels from sheets of laminated material. Each panel is typically subdivided into multiple PCBs, each consisting of a pattern of electrical circuitry etched from copper to provide an electrical connection between the components mounted to it. PCBs serve as the foundation for virtually all electronic products, including the electronic components integrated into automobiles, consumer electronics products

(smartphones and touchscreen tablets), high-end commercial electronic equipment (such as medical equipment, data communication routers, switches, and servers) and aerospace and defense electronic systems.

In recent years, the demand for smaller sized electronic devices with more features and functionality has been increasing. Products designed to offer faster data transmission, thinner and more lightweight packaging, and reduced power consumption generally require increasingly complex PCBs to meet these criteria. By using High Density Interconnect, or HDI technology, circuit densities can be increased, thereby providing for smaller products with higher packaging densities. Furthermore, flexible circuit technology, which includes flexible circuits, rigid-flex circuits, and flexible assemblies, can be found in small and lightweight end products, such as smartphones and touchscreen tablets, and increasingly in other end markets such as automotive, industrial, and aerospace and defense. We collectively refer to these new technologies as “advanced technologies,” and they have growth rates which are higher than conventional technologies. In addition, most of our markets have low volume requirements during the prototype stage that demand a highly flexible manufacturing environment which later transitions to a volume requirement during product ramp.

According to estimates in an August 2016 report by Prismark Partners LLC, or Prismark Partners, worldwide demand for PCBs was approximately $55.3 billion in 2015. Of the worldwide demand for production in 2015, PCB production in the Americas accounted for approximately 5% (approximately $2.8 billion), PCB production in China accounted for approximately 48% (approximately $26.7 billion), and PCB production in the rest of the world accounted for approximately 47% (approximately $25.8 billion), according to estimates by Prismark Partners. According to the same report by Prismark Partners, worldwide demand for PCBs is forecast to grow at a 2% CAGR from 2015 to 2020 driven by above average growth expected in the automotive and aerospace and defense end markets offset by below average growth expected in the networking communications end market. While Prismark Partners expects long-term growth to occur in all PCB technologies, it forecasts more robust growth in the HDI, flexible and rigid-flex segments. This growth expectation stems from the increase in the number of applications that can utilize, and in many cases require, smaller, denser interconnects.

We believe that several trends impacting the PCB manufacturing industry will benefit us in the future. These trends include:

•

Shorter electronic product life cycles, which create opportunities for PCB manufacturers that can offer engineering support in the prototype stage and manufacturing scalability throughout the production life cycle.

•	Increasing complexity of electronic products, which requires technologically complex PCBs that can accommodate higher speeds and component densities, including HDI, flexible, and substrate PCBs.

•

Growing trend towards sophisticated safety systems, automated driving, electric/hybrid vehicles and miniaturization of electronic devices in the automotive industry, which is driving increasing electronic content and higher PCB usage in automobiles, particularly increased demand for advanced technologies like HGI, rigid-flex and radar.

•

Increasing concentration of global PCB production in Asia. In recent years, China has emerged as a global production center for electronics manufacturers. We believe that the expected continued concentration of consumer electronic production in China should result in additional commercial market share potential for PCB manufacturers with a strong presence and reputation in China.

•

Supply chain consolidation by commercial OEMs, which we believe presents an opportunity for those PCB manufacturers that can offer one-stop manufacturing capabilities—from prototype to volume production.

Our competitive strengths

We believe that our key competitive strengths include:

•

Leading global PCB manufacturer.    The Company is one of the largest and most diversified PCB manufacturers in the world and enjoys significant economies of scale, with net sales in excess of $2.1 billion for fiscal 2015 and $1.8 billion for the nine months ended September 26, 2016. The PCB industry is highly fragmented with the top 20 PCB providers comprising approximately 47% of market share in 2015, according to NTI. As our customers consolidate their supply base, we offer the technology breadth and scale to emerge as a preferred partner.

•

Breadth of technology and products.    We offer a wide range of PCB products and electro-mechanical solutions, including HDI PCBs, conventional PCBs, flexible PCBs, rigid-flex PCBs, custom assemblies, and IC substrates. We also offer certain value-added services to support our customers’ needs. These include design for manufacturability, or DFM, PCB layout design, simulation and testing services, and quick turnaround, or QTA, services. By providing these value-added services to customers, we are able to provide our customers with a “one-stop” manufacturing solution, which we believe enhances our relationships with our customers.

•

Diversified business model.    Our sales are diversified by the well-balanced portfolio of end markets which we serve and by the customers we sell to within those end markets. We believe this diversity reduces our exposure to, and reliance on, any single end market or customer. We enjoy a large and diverse customer base with over 1,500 customers, as well as long-term relationships in excess of ten years with our ten largest customers. For fiscal 2015, net sales to our top five customers represented approximately 37% of our total net sales. Furthermore, for fiscal 2015, our largest five customers are not concentrated in any single end market, but rather are represented across four of our end markets.

•

Focused on attractive growth end markets including automotive with a favorable growth outlook and dependence on sophisticated product capabilities.    We believe that our global manufacturing footprint and breadth of capabilities enables us to serve several of the key end markets for the PCB industry. The automotive industry in particular provides an opportunity for us as we combine our traditional market strength in core automotive engine controls with the advanced technologies we offer for growing requirements in safety systems, automated driving and infotainment.

•

One-stop solution for customers with low volume, high-mix capabilities and an ability to seamlessly transition volume requirements to Asia.    We are capable of providing a one-stop manufacturing solution to our customers from engineering support and prototype development through final volume production around the globe. This one-stop manufacturing solution allows us to better serve our customers, many of whom are based in time-critical high growth markets, enabling our customers to reduce the time required to develop new products and bring them to market. We utilize a facility specialization strategy in which each customer is directed to the facility best suited to the customer’s product type, delivery time, complexity and volume needs, which enables us to reduce the time from order placement to delivery. As our customers ramp to volume, we are positioned to seamlessly transition them to one of our volume facilities in China.

•

Leading aerospace and defense supplier.    We provide the aerospace and defense industry with products in North America from our broad North American footprint. We have passed OEM and government certification processes, and administrative requirements associated with participation in government and commercial aerospace programs. When supplying various departments and agencies of the U.S. government, we are required to maintain facility security clearances under the National Industrial Security Program Operating

Manual and International Traffic in Arms Regulations. Along with supply of traditional PCBs, we offer our engineering services and assembly capabilities which allow us to bring additional value to our customers.

Our business strategy

Our goal is to be the leading global provider of time-critical, one-stop manufacturing services for highly complex PCBs. Our core strategy includes the following elements:

•

Maintain our customer-driven culture and provide superior service to our customers in our core markets of networking communications, automotive, cellular phones, aerospace and defense, medical, industrial and instrumentation, and computing and storage.    Our customer-oriented culture is designed to achieve extraordinary service, competitive differentiation, and superior execution. Our customer-oriented strategies include engaging in co-development of new products, capturing new technology products for next generation equipment, and continuing to invest in and enhance our broad offering of PCB technologies. We believe our ability to anticipate and meet customers’ needs is critical to retaining existing customers and attracting leading companies as new customers.

•

Drive operational efficiency and productivity.    We are constantly focused on improving our operational execution to increase efficiency, productivity and yields. We strongly believe in the benefits of sharing best practices across our extensive manufacturing footprint and rely on stringent goals for throughput, quality and customer satisfaction to measure our effectiveness. The fast paced nature of our business requires a disciplined approach to manufacturing that is rooted in continuous improvement.

•

Accelerate customer and end-market diversification through strategic mergers and acquisitions.    We have a history of executing successful acquisitions that have been key to our growth and profitability. We continuously look for strategic opportunities that could facilitate our efforts to diversify into other growing end markets including automotive, aerospace and defense and medical/industrial/instrumentation end markets. Our recent acquisition of Viasystems, which has increased our diversification into the automotive and medical/industrial/instrumentation end markets, demonstrates the benefits of this strategy.

•

Accelerate our expansion into the automotive and other growing markets using our advanced technology position to differentiate our operations.    With rising requirements for faster data transmission, shrinking features (i.e., lightweight and thin), and lower power consumption, many PCB designs have migrated to more complex HDI PCBs from conventional multi-layer PCB technologies. This trend began with PCBs used in portable devices such as smartphones and tablets but has become an increasing trend in other end markets, such as automotive, networking/communications, medical, and aerospace and defense. We are focused in particular on the automotive opportunity where the combination of our strength in highly reliable conventional PCBs and our advanced technology capabilities allows us to meet our automotive customers’ growing demand in such areas as infotainment, radar systems, cameras for advanced driver assistance systems and electric vehicles. As our customers consolidate their supply chain, our objective is to differentiate ourselves as a supplier with the technology breadth to meet most, if not all, of our automotive customers PCB requirements.

•

Address customer needs in all stages of the product life cycle.    By providing a one-stop solution, we work to service our customers’ needs from the earliest stages of product development through volume production. We believe that by servicing our customers early in the development process, we are able to demonstrate our capabilities and establish an incumbent position early in the product development cycle, which translates into additional opportunities as our customers move into volume production. We believe our expertise is enhanced by our ability to deliver highly complex PCBs to customers in significantly compressed lead times. This rapid delivery service enables OEMs to develop sophisticated electronic products more quickly and reduce their time to market.

•

Deliver strong financial performance.    Our strategy is to deliver industry-leading financial performance. We expect to achieve this by servicing our customers’ needs in higher-growth end markets—meeting their product needs in a cost-efficient and effective manner. We believe that this strategy will allow us to generate strong cash flows, which will enable us to reduce financial leverage over time while at the same time providing us with the financial flexibility to continue to invest in our business.

Our customers and markets

Our customers include both OEMs and EMS companies that primarily serve the automotive, networking/communications, cellular phone, computing, aerospace and defense, and medical/industrial/instrumentation end markets of the electronics industry. Included in the end markets that our OEM and EMS customers serve is the U.S. government. As a result, we are a supplier, primarily as a subcontractor, to the U.S. government.

The following table shows the percentage of our net sales attributable to each of the principal end markets we served for the periods indicated:

	Nine months ended September 26, 2016	Year ended
End markets(1)(2)(3)		December 28, 2015	December 29, 2014	December 30, 2013
Aerospace and Defense	15%	14%	16%	15%
Automotive(2)	20	13	2	2
Cellular Phone(4)	12	21	23	20
Computing/Storage/Peripherals(4)	13	12	13	20
Medical/Industrial/Instrumentation/Other	15	13	10	8
Networking/Communications	23	25	33	32
Other(2)(4)	2	2	3	3

Total	100%	100%	100%	100%

(1)	Sales to EMS companies are classified by the end markets of their OEM customers.

(2)	Certain reclassifications of prior year end market percentages have been made to conform to the current year presentation. Beginning 2015, Automotive has been reclassified from the Other end market. Additionally, beginning in the first quarter of 2013, we reclassified substrate PCBs, which were included in the Other end market, into the end markets that the substrate PCBs are sold into—predominantly Cellular Phone.

(3)	Amounts include activity of Viasystems, which we acquired on May 31, 2015.

(4)	Smartphones are included in the Cellular Phone end market, tablets are included in the Computing/Storage/Peripherals end market and other mobile devices such as e-readers are included in the Other end market.

Recent developments

On September 27, 2016, we amended and restated our term loan credit agreement dated May 31, 2015, or the New Term Loan, which resulted in a net decrease of $66.1 million in our outstanding term loan debt. Under the New Term Loan, we incurred $775.0 million in term loan debt at an interest rate of LIBOR plus 4.25%, a reduction of 75 basis points from our previous term loan, and repaid in full the $841.1 million outstanding amount under our previous term loan. Quarterly principal payments under the New Term Loan are due beginning in April 2020 with the remaining principal amount due on May 31, 2021. On September 27, 2016, we also amended and restated our U.S. ABL credit facility dated May 31, 2015 to increase the amount available thereunder to $200.0 million, reduce the applicable margin by 0.25% for both Eurodollar loans and ABR loans, and reduce the letters of credit facilities to $50.0 million. See “Incorporation of certain information by reference” for additional information.

Selling stockholder

In connection with our acquisition of the PCB business of Meadville Holdings Limited in April 2010, Mr. Tang Hsiang Chien, Mr. Tang Ying Yen, or Henry Tang, Mein et Moi Limited and Su Sih (BVI) Limited, or the selling stockholder, first became beneficial owners of our common stock. As of September 26, 2016, on a fully diluted basis, (i) the selling stockholder owned 21.6% of our outstanding common stock and (ii) after giving effect to this offering, the selling stockholder owned 12.2% (or 10.8% if the underwriters exercise their option to purchase additional shares from the selling stockholder in full) of our common stock. As of September 26, 2016, on a non-diluted basis, (i) the selling stockholder owned 27.5% of our outstanding common stock and (ii) after giving effect to this offering, the selling stockholder owned 15.5% (or 13.7% if the underwriters exercise their option to purchase additional shares from the selling stockholder in full) of our outstanding common stock. See “Selling stockholder” for additional information.

Corporate information

We were originally incorporated in Washington in 1978 and reincorporated in Delaware in 2005. We maintain our principal executive offices at 1665 Scenic Avenue, Suite 250, Costa Mesa, California 92626. Our telephone number is (714) 327-3000. Our website is located at www.ttm.com. The information on, or that can be accessed through, our website is not incorporated by reference in this prospectus supplement, and you should not consider it to be a part of this prospectus supplement. Our website address is included as an inactive textual reference only.

The offering

Common stock offered by the selling stockholder	12,000,000 shares (or 13,800,000 shares if the underwriters exercise their option to purchase additional shares from the selling stockholder in full)

Common stock outstanding after this offering	100,393,160 shares

Use of proceeds	The selling stockholder will receive all of the net proceeds from this offering. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholder. See “Use of proceeds” for additional information.

Dividend policy	We do not anticipate paying any dividends on our common stock in the foreseeable future. However, we may change this policy in the future. See “Dividend policy.”

Risk factors	You should carefully consider the risk factors set forth in the section entitled “Risk factors” beginning on page S-11 of this prospectus supplement, in the accompanying prospectus, in any free writing prospectus prepared by or on behalf of us, and the documents incorporated by reference herein and therein before making any decision to invest in our common stock.

The NASDAQ Global Select Market Symbol	“TTMI”

Unless otherwise indicated, all information in this prospectus supplement relating to the number of shares of our common stock outstanding immediately after the closing of this offering is based on approximately 100.3 million shares outstanding as of September 26, 2016, and excludes:

•	209,300 shares issuable upon exercise of stock options outstanding as of September 26, 2016 at a weighted average exercise price of $11.19 per share;

•	627,588 shares issuable upon the vesting of performance-based restricted stock units outstanding as of September 26, 2016;

•	3,109,580 shares issuable upon the vesting of restricted stock units outstanding as of September 26, 2016;

•	an aggregate of 5,710,444 shares reserved for future grants under our 2014 Incentive Compensation Plan as of September 26, 2016;

•	25,940,325 shares issuable upon the exercise of outstanding warrants as of September 26, 2016 at an exercise price of $14.26 per share;

•	25,940,325 shares issuable upon the conversion of our 1.75% convertible senior notes due December 15, 2020, as of September 26, 2016; and

•	any exercise of the underwriters’ option to purchase additional shares of common stock from the selling stockholder.

Summary consolidated financial data

The summary consolidated statements of operations data and the cash flow data for the years ended December 30, 2013, December 29, 2014 and December 28, 2015 and the summary consolidated balance sheet data as of December 28, 2015, are derived from our audited consolidated financial statements that are incorporated by reference into this prospectus supplement. The summary unaudited interim consolidated statements of operations data and the cash flow data for the nine months ended September 28, 2015 and September 26, 2016 and the summary unaudited interim consolidated balance sheet data as of September 26, 2016 are derived from our unaudited interim consolidated financial statements that are incorporated by reference into this prospectus supplement. The unaudited interim consolidated financial statements were prepared on a basis consistent with our audited consolidated financial statements and include, in the opinion of management, all adjustments, consisting only of normal and recurring adjustments, necessary for a fair statement of the financial information set forth herein. The interim financial results presented below are not necessarily indicative of financial results to be achieved for the full year or any future reporting period.

The following selected consolidated financial data should be read in conjunction with our consolidated financial statements, the related notes and our “Management’s discussion and analysis of financial condition and results of operations” included in our annual and quarterly reports which are incorporated by reference into this prospectus supplement.

	Year ended			Nine months ended
	December 28, 2015(1)	December 29, 2014	December 30, 2013	September 26, 2016	September 28, 2015(2)
				(unaudited)
	(in thousands, except per share data)

Consolidated statements of operations data:
Net sales	$2,095,488	$1,325,717	$1,368,215	$1,826,825	$1,426,614
Cost of goods sold	1,785,351	1,131,028	1,150,372	1,536,055	1,224,747

Gross profit	310,137	194,689	217,843	290,770	201,867

Operating expenses:
Selling and marketing	57,361	36,919	37,149	49,518	39,398
General and administrative	167,669	100,999	105,924	108,249	126,031
Amortization of definite-lived intangibles(3)	18,888	8,387	9,332	17,845	12,205
Gain on sale of assets(4)	(2,504)	—	(17,917)	—	(2,504)
Restructuring charges(5)	7,381	—	3,445	8,005	1,936
Impairment of long-lived assets(6)	—	1,845	10,782	3,346	—

Total operating expenses:	248,795	148,150	147,715	186,963	177,066

Operating income	61,342	46,539	69,128	103,807	24,801

Other income (expense)
Interest expense	(59,753)	(23,830)	(24,031)	(60,741)	(39,545)
Loss on extinguishment of debt(7)	(802)	(506)	(10,743)	—	(802)
Other, net	8,189	88	5,418	8,330	4,264

Total other expense, net	(52,366)	(24,248)	(29,356)	(52,411)	(36,083)
Income (loss) before income taxes	8,976	22,291	39,772	51,396	(11,282)
Income tax provision	(34,594)	(7,598)	(15,879)	(14,011)	(23,993)

Net (loss) income	(25,618)	14,693	23,893	37,385	(35,275)
Less: Net income attributable to the non-controlling interest(8)	(264)	—	(2,016)	(519)	(128)

Net (loss) income attributable to TTM Technologies, Inc. stockholders	$(25,882)	$14,693	$21,877	$36,866	$(35,403)

	Year ended			Nine months ended
	December 28, 2015(1)	December 29, 2014	December 30, 2013	September 26, 2016	September 28, 2015(2)
				(unaudited)
	(in thousands, except per share data)

(Loss) earnings per common stock attributable to TTM Technologies, Inc. stockholders
Basic	$(0.28)	$0.18	$0.27	$0.37	$(0.39)
Diluted	$(0.28)	$0.18	$0.26	$0.36	$(0.39)

Weighted average common stock
Basic	92,675	83,238	82,506	100,004	90,522
Diluted	92,675	83,941	83,132	101,094	90,522

Cash flow data:
Net cash provided by (used in):
Operating activities	237,462	129,810	71,388	200,686	97,632
Investing activities	(247,660)	(108,571)	(35,689)	(57,467)	(226,631)
Financing activities	(5,756)	(77,141)	12,985	(106,359)	(3,350)
Capital expenditures	77,565	76,782	128,271	59,109	52,364

Other financial data:
Depreciation of property, plant and equipment	$133,508	$95,349	$92,120	$117,690	$94,403

(1)	Our results for fiscal 2015 include 211 days of activity of Viasystems Group, Inc., which we acquired on May 31, 2015. Additionally, our results include $34.4 million of bank fees and legal, accounting and other professional service costs associated with the acquisition of Viasystems.

(2)	Our results for the nine months ended September 28, 2015 include 120 days of activity of Viasystems Group, Inc., which we acquired on May 31, 2015. Additionally, our results include $32.9 million of bank fees and legal, accounting and other professional service costs associated with the acquisition of Viasystems.

(3)	Intangible assets include customer relationships, trade name, and licensing agreements, which are being amortized over their estimated useful lives using straight-line and accelerated methods. The estimated useful lives of such intangibles range from three years to ten years.

(4)	Gain on sale of assets represents our sale of Meadville Aspocomp (Suzhou) Electronic Co., Ltd. subsidiary, which held its Suzhou, China manufacturing facility, for $21.3 million recognizing a gain of $2.5 million in 2015. For fiscal 2013, gain on sale of assets represents our sale of a 70.2% controlling equity interest in Dongguan Shengyi Electronics Ltd. (SYE) for $114.5 million recognizing a gain of $17.9 million.

(5)	For fiscal 2013 the restructuring charges consist of employee separation costs related to the shutdown of the Company’s Meadville Aspocomp (Suzhou) Electronic Co., Ltd. manufacturing facility. For the three quarters ended September 28, 2015 and September 26, 2016, restructuring charges represented employee separation and contract termination costs associated with our announced consolidation plan that resulted in the closure of the Company’s facilities in Cleveland, Ohio, Milpitas, California and Juarez, Mexico. Accrued restructuring costs related to employee separation costs are included as a component of accrued salaries, wages and benefits in the balance sheet.

(6)	For fiscal 2013 and fiscal 2014, the impairment of long-lived assets of $10.8 million and $1.8 million, respectively, related to the shut-down of the Company’s Meadville Aspocomp (Suzhou) Electronic Co., Ltd. subsidiary and primarily related to machinery and equipment held for sale.

(7)	During fiscal 2013 and fiscal 2014, the Company repurchased convertible senior notes due 2015 and recognized losses of approximately $10.7 million and $506,000 for fiscal 2013 and fiscal 2014, respectively. The losses represented the premium paid to repurchase the convertible senior notes and the recognition of related unamortized debt discount and issuance costs. Additionally, in fiscal 2015, the Company paid in full the remaining outstanding amount of $225.7 million of an existing 2012 credit agreement. As a result, the Company recognized a loss of approximately $802,000 during the year ended 2015 resulting from the write off of the remaining unamortized debt issuance costs.

(8)	For fiscal 2013 the amount consisted of net income attributable to our minority interest holder in two PCB manufacturing subsidiaries. For the three quarters ended September 28, 2015 and September 26, 2016, the amount consisted of net income attributable to our 5% equity interest holder in a manufacturing facility in Huiyang, China.

Our consolidated balance sheet data as of December 28, 2015 and September 26, 2016 is presented below.

	As of
	December 28, 2015	September 26, 2016
	(unaudited)
	(in thousands)

Consolidated balance sheet data:
Cash and cash equivalents	$259,100	$291,783
Working capital	277,526	309,121
Total assets(1)	2,640,133	2,607,226
Long-term debt, including current maturities(1)(3)	1,170,786	1,081,850
TTM Technologies, Inc. stockholders’ equity(2)(3)	819,105	845,032

(1)	Reflects adoption of Financial Accounting Update 2015-03 Imputation of Interest which requires that debt issuance costs related to debt be reported as a direct reduction from the face amount of the debt. Beginning in fiscal 2016, the Company reclassified approximately $31.2 million of unamortized debt issuance costs that had been presented as other non-current assets as of December 28, 2015.

(2)	TTM Technologies, Inc. stockholders’ equity excludes noncontrolling interest.

(3)	As of September 26, 2016, after giving effect to the amendment and restatement of the New Term Loan and the payment of amounts outstanding under our previous term loan, long-term debt, including current maturities was $1.093 billion and TTM Technologies, Inc. stockholders’ equity was $797.3 million.

Risk factors

Investing in our common stock involves risks. Before making an investment in our common stock, you should carefully consider, among other factors, the risks described below and elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. Please see “Statement regarding forward-looking statements” on page S-15 of this prospectus supplement. Please also see the risks described in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, including those identified under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 28, 2015, and in our Quarterly Report on Form 10-Q for the quarterly period ended September 26, 2016. The risks described in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein are not the only ones we face. Additional risks not presently known or that we currently deem immaterial could also materially adversely affect our business, financial condition, results of operations and prospects. Our business, financial condition and results of operations could be materially adversely affected by the materialization of any of these risks. The trading price of our common stock could decline due to the materialization of any of these risks, and you may lose all or part of your investment.

Risks relating to this offering and our common stock

The market price of our common stock may decline after the offering.

The price per share of common stock sold in this offering may be more or less than the market price of our common stock on the date the offering is consummated. If the purchase price is greater than the market price at the time of sale, purchasers may experience an immediate decline in the market value of the common stock purchased in this offering. If the actual purchase price is less than the market price for the shares of common stock, some purchasers in the offering may be inclined to immediately sell shares of common stock to attempt to realize a profit. Any such sales, depending on the volume and timing, could cause the price of our common stock to decline. Additionally, because stock prices generally fluctuate over time, there is no assurance that purchasers of our common stock in the offering will be able to sell shares after the offering at a price that is equal to or greater than the actual purchase price. Purchasers should consider these possibilities in determining whether to purchase shares in the offering and the timing of any sales of shares of common stock.

Our stock price could be extremely volatile, and, as a result, you may not be able to resell your shares at or above the price you paid for them.

Since the beginning of our last fiscal year, the price of our common stock, as reported by the NASDAQ, has ranged from a low of $4.67 on February 5, 2016 to a high of $14.69 on November 7, 2016. In addition, in recent years the stock market in general has been highly volatile. As a result, the market price and trading volume of our common stock is likely to be similarly volatile, and investors in our common stock may experience a decrease, which could be substantial, in the value of their stock, including decreases unrelated to our results of operations or prospects, and could lose part or all of their investment. The price of our common stock could be subject to wide fluctuations in response to a number of factors, including those described elsewhere in this prospectus supplement and the accompanying prospectus and others such as:

•	variations in our operating performance and the performance of our competitors;

•	actual or anticipated fluctuations in our quarterly or annual operating results;

•	publication of research reports by securities analysts about us or our competitors or our industry;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	our failure or the failure of our competitors to meet analysts’ projections or guidance that we or our competitors may give to the market;

•	additions and departures of key personnel;

•	strategic decisions by us or our competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments or changes in business strategy;

•	the passage of legislation or other regulatory developments affecting us or our industry;

•	speculation in the press or investment community;

•	changes in accounting principles;

•	terrorist acts, acts of war or periods of widespread civil unrest;

•	natural disasters and other calamities; and

•	changes in general market and economic conditions.

In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources, and could also require us to make substantial payments to satisfy judgments or to settle litigation.

Because we do not expect to pay any cash dividends for the foreseeable future, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

We have not declared or paid any dividends since 2000 and do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any payment of cash dividends will be at the discretion of our board of directors and will depend on our financial condition, anticipated cash needs, capital requirements, legal requirements, earnings and other factors. Our ability to pay dividends is restricted by the terms of our debt agreements and might be restricted by the terms of any indebtedness that we incur in the future. Consequently, you should not rely on dividends in order to receive a return on your investment. See “Dividend policy.”

Provisions of our corporate governance documents and Delaware Law could make an acquisition of our Company more difficult and may prevent attempts by our stockholders to replace or remove our current management, even if beneficial to our stockholders.

Our certificate of incorporation and bylaws and the Delaware General Corporation Law, or the DGCL, contain provisions that could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders. These provisions include:

•	the division of our board of directors into three classes and the election of each class for three-year terms;

•	advance notice requirements for stockholder proposals and director nominations;

•	the ability of the board of directors to fill a vacancy created by the expansion of the board of directors;

•

the ability of our board of directors to issue new series of, and designate the terms of, preferred stock, without stockholder approval, which could be used to, among other things, institute a rights plan that would have the effect of significantly diluting the stock ownership of a potential hostile acquirer, likely preventing acquisitions that have not been approved by our board of directors;

•	limitations on the ability of stockholders to call special meetings and to take action by written consent; and

•

the required approval of holders of at least 80% of the voting power of the outstanding shares of our capital stock to adopt, amend or repeal certain provisions of our certificate of incorporation and bylaws.

In addition, Section 203 of the DGCL may affect the ability of an “interested stockholder” to engage in certain business combinations, for a period of three years following the time that the stockholder becomes an “interested stockholder.”

Because our board of directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt to replace current members of our management team. As a result, you may lose your ability to sell your stock for a price in excess of the prevailing market price due to these protective measures, and efforts by stockholders to change the direction or management of the Company may be unsuccessful. See “Description of capital stock” in the accompanying prospectus.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. In connection with this offering, we and the selling stockholder will enter into 90-day lock-up agreements with the underwriters. After the lock-up period, these shares will, however, be freely transferrable pursuant to Rule 144 under the Securities Act, except for shares held by our “affiliates,” who are subject to additional conditions under Rule 144. We have also filed a Form S-8 under the Securities Act to register shares of common stock that we may issue under our equity compensation plans. In addition, the selling stockholder has demand registration rights that could require us in the future to file registration statements in order to sell their common stock. Such sales could be significant. Once we register these shares, they can be freely sold in the public market upon issuance, subject to the lock-up agreements described in the “Underwriting” section of this prospectus supplement. As restrictions on resale end, the market price of our stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

Future sales of our common stock or other securities may dilute the value and adversely affect the market price of our common stock.

In the future, we may issue additional equity securities, through public or private offerings, in order to raise additional capital. Pursuant to our certificate of incorporation, our board of directors has the authority, without action by stockholders, to designate and issue preferred stock in one or more series. Our board of directors may also designate the rights, preferences and privileges of each series of preferred stock, any or all of which may be superior to the rights of the common stock. Any such issuance would reduce your influence over matters on which our stockholders vote, would dilute the percentage of ownership interest of existing stockholders and may dilute the per share book value of the common stock. In addition, option holders may exercise their options at a time when we would otherwise be able to obtain additional equity capital on more favorable terms. Any issuances of preferred stock would likely result in your interest being subject to the prior rights of holders of that preferred stock. The market price of our common stock could decline as a result of this offering as well as sales of shares of our common stock made after this offering or the perception that such sales could occur.

Our ability to use net operating loss carryforwards to offset future taxable income for U.S. federal income tax purposes is subject to limitation, and future transfers of shares could cause us to experience an “ownership change” that could further limit our ability to utilize our net operating losses.

Under U.S. federal income tax law, a corporation’s ability to utilize its net operating losses, or NOLs, to offset future taxable income may be significantly limited if it experiences an “ownership change” as defined in

Section 382 of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. In general, an ownership change will occur if there is a cumulative change in a corporation’s ownership by “5-percent shareholders” that exceeds 50 percentage points over a rolling three-year period. A corporation that experiences an ownership change will generally be subject to an annual limitation on its pre-ownership change NOLs equal to the value of the corporation immediately before the ownership change, multiplied by the long-term tax-exempt rate (subject to certain adjustments). The annual limitation for a taxable year generally is increased by the amount of any “recognized built-in gains” for such year and the amount of any unused annual limitation in a prior year. As a result of our acquisition of Viasystems, the NOLs acquired were subject to this limitation. If we experience a change in ownership, our NOLs could be further limited.

Statement regarding forward-looking statements

This prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated by reference herein and therein may contain forward-looking statements regarding future events or our future financial and operational performance, within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. Forward-looking statements include statements regarding markets for our products; trends in net sales, gross profits and estimated expense levels; liquidity and anticipated cash needs and availability; and any statement that contains the words “anticipate,” “believe,” “plan,” “forecast,” “foresee,” “estimate,” “project,” “expect,” “seek,” “target,” “intend,” “goal” and other similar expressions.

The forward-looking statements included in this prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated by reference herein and therein reflect our current expectations and beliefs, and we do not undertake publicly to update or revise these statements, even if experience or future changes make it clear that any projected results expressed in this prospectus, any prospectus supplement, any related free writing prospectus and the documents incorporated by reference herein and therein will not be realized. In addition, the inclusion of any statement in this prospectus, any prospectus supplement, any related free writing prospectus and the documents incorporated by reference herein and therein does not constitute an admission by us that the events or circumstances described in such statement are material. Furthermore, we wish to caution and advise readers that these statements are based on assumptions that may not materialize and may involve risks and uncertainties, many of which are beyond our control that could cause actual events or performance to differ materially from those contained or implied in these forward-looking statements.

Among the factors that could cause actual results to differ materially are the factors discussed under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 28, 2015 and each subsequently filed Quarterly Report on Form 10-Q. We also will include or incorporate by reference in each prospectus supplement important factors that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Some additional factors that could cause actual results to differ include:

•	our ability to minimize design or manufacturing defects in our products;

•	changes in our industry, interest rates, or the general economy;

•	the effects of economic cycles and fluctuations in the worldwide demand for electronic products;

•	our ability to adapt to changing laws and regulations in China;

•	our ability to manage the risks associated with manufacturing facilities inside and outside of the United States;

•	our ability to respond to technological change and process development;

•	our ability to compete successfully against other manufacturers;

•	our reliance on a relatively small number of OEMs for a large portion of our net sales;

•	our reliance on raw materials suppliers to satisfy our product quality standards;

•	our ability to comply with environmental laws;

•	our reliance on the U.S. government for a substantial portion of our business;

•	our ability to retain our employees who have important industry experience, including our key senior executives;

•	our future sources of, and needs for, liquidity and capital resources;

•	our ability to repay our debt obligations as they come due;

•	our ability to successfully integrate acquisitions;

•	our exposure to intellectual property infringement claims and litigation;

•	the effect of climate change initiatives on our business and operations; and

•	our reliance on OEMs to outsource their PCB manufacturing and backplane assemble needs for us.

Should one or more known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated, projected, or implied by these forward-looking statements. You should consider these factors and the other cautionary statements made in this prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated by reference herein or therein as being applicable to all related forward-looking statements wherever they appear in this prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated by reference herein and therein. While we may elect to update forward-looking statements wherever they appear in this prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated by reference herein, we do not assume, and specifically disclaim, any obligation to do so, whether as a result of new information, future events, or otherwise, except as required by law. Because of these uncertainties, you should not place undue reliance on these forward-looking statements.

Use of proceeds

The selling stockholder will receive all of the net proceeds from this offering. We will not receive any of the proceeds from the sale of shares of common stock offered by the selling stockholder. We will, however, bear certain costs associated with the sale of shares by the selling stockholder, other than any underwriting compensation and any costs the selling stockholder has agreed to bear pursuant to the underwriting agreement and the relevant registration rights agreement.

Price range of our common stock

Our common stock, par value $0.001 per share, is traded on the NASDAQ Global Select Market under the symbol “TTMI.” The following table represents the range of high and low sale prices for our common stock. Such prices reflect interdealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

		High	Low
2016	Fourth Quarter (through November 11, 2016)	$14.69	$10.85
	Third Quarter	$11.58	$6.93
	Second Quarter	$8.16	$6.22
	First Quarter	$6.97	$4.67

2015	Fourth Quarter	$8.31	$5.96
	Third Quarter	$10.18	$6.09
	Second Quarter	$10.93	$8.77
	First Quarter	$9.27	$6.87

2014	Fourth Quarter	$7.73	$5.59
	Third Quarter	$8.44	$6.72
	Second Quarter	$8.49	$7.24
	First Quarter	$8.75	$7.33

On November 11, 2016, the last reported sales price of our common stock, was $14.49. According to the records of our transfer agent and registrar, American Stock Transfer & Trust Company, LLC, we had 297 stockholders of record of our common stock as of November 2, 2016. This figure does not reflect the beneficial ownership or shares held in nominee name.

Dividend policy

We have not declared or paid any dividends since 2000 and do not anticipate paying any cash dividends in the foreseeable future. The declaration, amount and payment of any future dividends on shares of our common stock will be at the sole discretion of our board of directors, which may take into account general economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual (including our credit agreements), legal, tax and regulatory restrictions, the implications of the payment of dividends by us to our stockholders or our subsidiaries to us, and any other factors that our board of directors may deem relevant.

Selling stockholder

The percentages of shares owned prior to this offering are based on the 100,393,160 shares of our common stock outstanding as of November 2, 2016. The information regarding shares beneficially owned after this offering assumes the sale of all shares offered by the selling stockholder and that the selling stockholder does not acquire any additional shares. For more information regarding our relationship with the selling stockholder, refer to our most recent Annual Report on Form 10-K and other filings with the SEC that are incorporated by reference into this prospectus supplement.

The amounts and percentage of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he or she has no economic interest. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options or warrants held by such person that are exercisable within 60 days after November 2, 2016, but excludes shares of common stock underlying options or warrants held by any other person. The underwriters of this offering have an option to purchase up to 1,800,000 additional shares of common stock from the selling stockholder.

The selling stockholder has not had any material relationship with us or any of our affiliates within the past three years other than as a result of the ownership of our securities, and none of the persons who have control over the selling stockholder has had a material relationship with us or any of our affiliates within the past three years except for Mr. Tang Chung Yen, Tom, who currently serves as a director of the Company and has been a director since April 2010, and as otherwise described in the table below.

			Number of shares offered	Shares beneficially owned after this offering
	Shares beneficially owned before the offering			Assuming the underwriters’ option is not exercised		Number of shares offered in underwriters’ option	Assuming the underwriters’ option is exercised in full
Name	Number	Percentage		Number	Percentage		Number	Percentage
Su Sih (BVI) Limited	27,561,874(1)	27.5%(2)	12,000,000(3)	15,561,874	15.5%	1,800,000	13,761,874	13.7%

(1)	This number is based on shares of our common stock held by Su Sih (BVI) Limited, a company organized under the laws of the British Virgin Islands, referred to as Su Sih. Su Sih is a holding company owned by Mr. Tang Hsiang Chien and Mein et Moi Limited, referred to as MML, a company organized under the laws of the British Virgin Islands and wholly owned by Mr. Tang Ying Yen, Henry. Both Messrs. Tang Hsiang Chien and Tang Ying Yen, Henry are citizens of Hong Kong Special Administrative Region of People’s Republic of China. Mr. Tang Chung Yen, Tom is the son of Mr. Tang Hsiang Chien and the brother of Mr. Tang Ying Yen, Henry and therefore has an indirect ownership in the shares. Su Sih has sole voting and dispositive power over 27,561,874 shares. Messrs. Tang Hsiang Chien, Tang Ying Yen, Henry and MML each have shared voting and dispositive power of 27,561,874 shares. Mr. Tang Hsiang Chien reported beneficial ownership of 22,987,384 shares. Mr. Tang Ying Yen, Henry and MML each reported beneficial ownership of 4,574,490 shares. The address of Su Sih is No. 7 Dai Wang Street, Tai Po Industrial Estate, Tai Po, New Territories.

(2)	The percentage of shares beneficially owned by the selling stockholder before the offering is calculated on a non-diluted basis. On a fully-diluted basis, the percentage of shares beneficially owned by the selling stockholder before the offering was 21.6%.

(3)	The underwriters of this offering have an option to purchase up to 1,800,000 additional shares of common stock from the selling stockholder.

Material United States federal income tax

considerations for non-U.S. holders

The following is a general discussion of material U.S. federal income tax considerations with respect to the ownership and disposition of our common stock applicable to a Non-U.S. Holder (as defined below) that purchases such shares in this offering. This summary applies only to a Non-U.S. Holder that holds our common stock as a capital asset (i.e., generally as an investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the Code.

For purposes of this summary, a “Non-U.S. Holder” means a beneficial owner of our common stock (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon the provisions of the Code, the U.S. Treasury regulations promulgated under the Code and administrative and judicial interpretations of the Code, all as of the date of this prospectus supplement. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. We cannot assure you that a change in law, possibly with retroactive application, will not alter significantly the tax considerations that we describe in this prospectus supplement. We have not sought and do not plan to seek any ruling from the U.S. Internal Revenue Service, or the IRS, with respect to statements made and the conclusions reached in the following discussion, and we cannot assure you that the IRS or a court will agree with our statements and conclusions.

This discussion does not address all aspects of U.S. federal income taxation or any aspects of alternative minimum, estate, state, local or non-U.S. taxation. In addition, it does not address any aspects of the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. It also does not consider any specific facts or circumstances that may apply to particular Non-U.S. Holders that may be subject to special treatment under the U.S. federal income tax laws, including, but not limited to, controlled foreign corporations; expatriates and former long-term residents of the United States; passive foreign investment companies; companies that accumulate earnings to avoid U.S. federal income tax; foreign tax-exempt organizations; “expatriated entities”; companies subject to the “stapled stock” rules; former U.S. citizens or residents and persons who hold or receive the shares of common stock as compensation; and investors in pass-through entities. Non-U.S. Holders should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

If a partnership or any other entity or arrangement taxed as a partnership for U.S. federal income tax purposes is a beneficial owner of our common stock, the treatment of a partner in the partnership will generally depend upon the status of the equity owner of such partnership and the activities of the partnership. Accordingly, partnerships (and entities and arrangements taxed as partnerships) that hold our common stock and partners in such partnerships (or other entities or arrangements taxed as partnerships) are urged to consult their tax advisors regarding the U.S. federal income tax consequences to them of acquiring, owning or disposing of our common stock.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF SHARES OF OUR COMMON STOCK, AS WELL AS THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSIDERATIONS OF ACQUIRING, OWNING AND DISPOSING OF SHARES OF COMMON STOCK.

Dividends

Distributions with respect to our stock (other than certain pro rata distributions of our stock) will be treated as dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Subject to the FATCA discussion below, dividends paid to you generally will be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder).

Dividends that are effectively connected with the conduct of a trade or business by you within the United States (and, where a tax treaty applies, are generally attributable to a U.S. permanent establishment or fixed base) are not subject to the U.S. withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements including delivery of a properly executed IRS Form W-8ECI (or other applicable form) must be satisfied for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of your adjusted tax basis in our shares, and thereafter will be treated as capital gain that is taxed to you as described below under the heading “—Gain on sale or other disposition of our common stock.” Your adjusted tax basis is generally the purchase price of such shares, reduced by the amount of any such tax-free returns of capital.

If you wish to claim the benefit of an applicable treaty rate to avoid or reduce withholding of U.S. federal income tax and avoid backup withholding, as discussed below, for dividends, then you must (a) provide the withholding agent with a properly completed IRS Form W-8BEN or W-8 BEN-E (or other applicable form) and certify under penalties of perjury that you are not a U.S. person and are eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain Non-U.S. Holders that act as intermediaries (including partnerships). If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, you may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for refund with the IRS. You are encouraged to consult your own tax advisor regarding your possible entitlement to benefits under an income tax treaty.

Gain on sale or other disposition of our common stock

Subject to the backup withholding and FATCA discussion below, you generally will not be subject to U.S. federal income tax or withholding with respect to gain realized on the sale or other taxable disposition of our common stock, unless:

•

the gain is effectively connected with a trade or business you conduct in the United States, and, in cases in which certain tax treaties apply, is attributable to a U.S. permanent establishment or fixed base;

•

if you are a nonresident alien individual, you are present in the United States for 183 days or more in the taxable year of the sale or other taxable disposition, and certain other conditions are met; or

•	we are or have been during a specified testing period a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes, and certain other conditions are met.

If you are an individual described in the first bullet point above, you will be subject to tax on the net gain derived from the sale or other disposition in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation described in the first bullet point above, you will be subject to tax on your gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits, subject to certain adjustments, or at such lower rate as may be specified by an applicable income tax treaty.

If you are an individual described in the second bullet point above, you will be subject to a flat 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the United States and such Non-U.S. Holder’s country of residence) on the net gain derived from the sale, which may be offset by certain U.S. source capital losses, if any (even though you are not considered a resident of the United States), provided that you have timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, generally, we will be a USRPHC if the fair market value of our United States real property interests equals or exceeds 50% of the sum of the fair market values of our worldwide (domestic and foreign) real property interests and other assets used or held for use in a trade or business, all as determined under applicable U.S. Treasury regulations. We believe that we are not currently and do not expect to become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as a United States real property interest only if the Non-U.S. Holder actually or constructively held more than five percent of our common stock at any time during the shorter of the five-year period preceding the disposition or the Non-U.S. Holder’s holding period for our common stock. You should be aware that no assurance can be given that our shares will be regularly traded when a Non-U.S. Holder sells its shares of our common stock.

Information reporting and backup withholding tax

The applicable reporting agent must annually report to the IRS and to each Non-U.S. Holder any dividend income that is subject to U.S. federal withholding tax, or that is exempt from such withholding tax pursuant to an income tax treaty. Under tax treaties or other agreements, the IRS may make this information available to the tax authorities in the country in which you are resident.

In addition, you may be subject to additional information reporting requirements and backup withholding tax (currently at a rate of 28%) with respect to distributions paid on, and the proceeds of disposition of, shares of our common stock, unless, generally, you certify under penalties of perjury (usually on IRS Form W-8BEN or W-8 BEN-E) that you are not a United States person as defined under the Code or you otherwise establish an exemption. Additional rules relating to information reporting requirements and backup withholding tax with respect to payments of the proceeds from the disposition of shares of our common stock are as follows:

•

If the proceeds are paid to or through the U.S. office of a broker, the proceeds generally will be subject to backup withholding tax and information reporting, unless you certify under penalties of perjury (usually on IRS Form W-8BEN or W-8BEN-E) that you are not a United States person as defined under the Code or you otherwise establish an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

•

If the proceeds are paid to or through a non-U.S. office of a broker that is not a United States person as defined under the Code and is not a foreign person with certain specified U.S. connections, or a U.S.-related person, information reporting and backup withholding tax generally will not apply.

•

If the proceeds are paid to or through a non-U.S. office of a broker that is a United States person as defined under the Code or a U.S.-related person, the proceeds generally will be subject to information reporting (but not to backup withholding tax), unless you certify under penalties of perjury (usually on IRS Form W-8BEN or W-8BEN-E) that you are not a United States person as defined under the Code and the broker has no knowledge to the contrary.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding tax rules may be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is timely furnished by you to the IRS. Non-U.S. Holders should consult their tax advisors on the application of information reporting and backup withholding to them (including upon their disposition of our common stock).

Additional withholding considerations

Pursuant to legislation commonly known as the Foreign Account Tax Compliance Act, or FATCA, foreign financial institutions (which include most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and other investment vehicles) and certain other foreign entities must comply with information reporting rules with respect to their U.S. account holders and investors or pay a withholding tax on U.S. source payments made to them (whether received as a beneficial owner or as an intermediary for another party). More specifically, a foreign financial institution or other foreign entity that does not comply with the FATCA reporting requirements will generally be subject to a 30% withholding tax with respect to any “withholdable payments”. For this purpose, withholdable payments include generally U.S. source payments otherwise subject to nonresident withholding tax (e.g., U.S. source dividends) and also include the entire gross proceeds from the sale of any equity or debt instruments of U.S. issuers. The FATCA withholding tax applies even if the payment would otherwise not be subject to U.S. nonresident withholding tax (e.g., capital gain). U.S. Treasury regulations and IRS guidance defer this withholding obligation for gross proceeds from dispositions of U.S. common stock until after December 31, 2018.

Potential investors are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions to them based on their particular circumstances.

POTENTIAL PURCHASERS OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSIDERATIONS OF PURCHASING, OWNING AND DISPOSING OF OUR COMMON STOCK.

Underwriting

The selling stockholder is offering the shares of common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC is acting as sole book-running manager of the offering. We and the selling stockholder have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, the selling stockholder has agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name	Number of shares
J.P. Morgan Securities LLC
Needham & Company, LLC
Stifel, Nicolaus & Company, Incorporated

Total

The underwriters are committed to purchase all the shares of common stock offered by the selling stockholder if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $        per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $        per share from the public offering price. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriters.

The underwriters have an option to buy up to 1,800,000 additional shares of common stock from the selling stockholder. The underwriters have 30 days from the date of this prospectus to exercise this option. If any shares are purchased with this option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to the selling stockholder per share of common stock. The underwriting fee is $        per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the selling stockholder assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without option to purchase additional shares exercise	With full option to purchase additional shares exercise
Per share	$	$
Total	$	$

We estimate that the expenses of this offering payable by us, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions,

will be approximately $        . We have agreed to reimburse the underwriters for certain expenses in connection with this offering in an amount not exceeding $20,000.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, subject to certain exceptions, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC for a period of 90 days after the date of this prospectus.

The selling stockholder has entered into a lock-up agreement with the underwriters prior to the commencement of this offering pursuant to which it, with limited exceptions, for a period of 90 days after the date of this prospectus, may not, without the prior written consent of J.P. Morgan Securities LLC, (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such directors, executive officers, managers and members in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock.

We and the selling stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “TTMI”.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representative of the underwriters purchases common stock in the open market in stabilizing transactions or to cover short sales, the representative can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NASDAQ, in the over-the-counter market or otherwise.

In addition, in connection with this offering certain of the underwriters (and selling group members) may engage in passive market making transactions in our common stock on the NASDAQ prior to the pricing and completion of this offering. Passive market making consists of displaying bids on the NASDAQ no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each, a Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of shares of common stock may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the underwriters; or

C.

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of common stock shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the

Prospectus Directive and each person who initially acquires any shares of common stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters, the selling stockholder and the Company that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive.

In the case of any shares of common stock being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares of common stock to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares of common stock in any Relevant Member State means the communication in any form and by means of sufficient information on the terms of the offer and the shares of common stock to be offered so as to enable an investor to decide to purchase shares of common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares of common stock in the United Kingdom [within the meaning of the Financial Services and Markets Act 2000].

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

The underwriters and their affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

The underwriters and their affiliates have provided in the past to us and our affiliates, continue to provide to us and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and our affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. Specifically, J.P. Morgan Securities LLC and/or its affiliates serve various roles in our U.S. ABL credit facility and term loan credit facility; JPMorgan Chase Bank, N.A. serves as administrative agent and as a lender; and J.P. Morgan Securities LLC serves as joint lead arranger and joint bookrunner.

In addition, in the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Legal matters

The validity of the shares of our common stock offered by this prospectus supplement was passed upon for us by Polsinelli PC, St. Louis, Missouri. Certain legal matters will be passed upon for the selling stockholder by Davis Polk & Wardwell LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

Experts

The consolidated financial statements of TTM Technologies, Inc. and subsidiaries as of and for the years ended December 28, 2015 and December 29, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 28, 2015, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report on the consolidated financial statements contains an explanatory paragraph that refers to the audit of the adjustments to the 2013 consolidated financial statements to retrospectively adjust the disclosures for a change in the composition of reportable segments. However, KPMG LLP was not engaged to audit, review, or apply any procedures to the 2013 consolidated financial statements other than with respect to such adjustments. The audit report on the effectiveness of internal control over financial reporting as of December 28, 2015, contains an explanatory paragraph that states management of TTM Technologies, Inc. excluded from its assessment of the effectiveness of internal control over financial reporting as of December 28, 2015, Viasystems Group, Inc.’s internal control over financial reporting associated with 32% of total assets and 32% of total net sales included in the consolidated financial statements of TTM Technologies, Inc. and subsidiaries as of and for the year ended December 28, 2015. The audit report also excludes an evaluation of the internal control over financial reporting of Viasystems Group, Inc.

The consolidated financial statements of TTM Technologies, Inc. for the year ended December 30, 2013, before the effects of the adjustments to retrospectively reflect the change in the composition of reportable segments described in Note 19, included in our Annual Report on Form 10-K for the year ended December 28, 2015, have been incorporated by reference in this prospectus supplement in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Viasystems Group, Inc. for the year ended December 31, 2014 which are included in the Form 8-K/A of TTM Technologies, Inc. filed with the SEC on July 31, 2015, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Where you can find more information

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s website at www.sec.gov. Through our website at www.ttm.com, you may access, free of charge, copies of our SEC filings, as soon as reasonably practical after we electronically file them with or furnish them to the SEC. Information on, or accessible through, our website is expressly not incorporated by reference into, and does not constitute a part of, this prospectus or any accompanying prospectus supplement. You also may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

Incorporation of certain information by reference

The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus supplement. Information that we file with the SEC in the future and incorporate by reference in this prospectus supplement automatically updates and supersedes previously filed information as applicable.

We incorporate by reference into this prospectus supplement the following documents filed by us with the SEC, other than any portion of the respective filings furnished, rather than filed, under the Exchange Act, in accordance with the Exchange Act and applicable SEC rules:

•

our Annual Report on Form 10-K for the fiscal year ended December 28, 2015, including the portions of our definitive proxy statement on Schedule 14A filed with the SEC on March 31, 2016 that are incorporated by reference therein;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 28, 2016, June 27, 2016 and September 26, 2016;

•

our Current Reports on Form 8-K filed with the SEC on January 4, 2016, February 9, 2016, March 8, 2016, May 18, 2016, September 27, 2016, October 5, 2016, and October 20, 2016, and on Form 8-K/A filed with the SEC on July 31, 2015 (but only with respect to Exhibits 99.1 and 99.2); and

•

the description of our common stock contained in the Registration Statement on Form 8-A filed with the SEC on August 8, 2005, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference into this prospectus supplement all documents filed by us under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act on or after the date of this prospectus supplement until the completion of the sale of all of the securities to which this prospectus supplement relates or the offering is otherwise terminated, other than any portion of the respective filings that are furnished, rather than filed, under the applicable SEC rules. This additional information is a part of this prospectus supplement from the date of filing of those documents.

You may request a copy of these filings at no cost, by writing or telephoning us as follows:

TTM Technologies, Inc.

Attention: Corporate Secretary

1665 Scenic Avenue, Suite 250

Costa Mesa, California 92626

(714) 327-3000

PROSPECTUS

TTM Technologies, Inc.

Common Stock

Preferred Stock

Debt Securities

Warrants

Units

We may offer and sell, from time to time, in one or more offerings, our common stock, preferred stock, debt securities, warrants, or any combination of the foregoing, either individually or as units composed of one or more of the other securities. In addition, selling securityholders to be named in a prospectus supplement may offer and sell, from time to time, in one or more offerings, these securities.

This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. The specific terms of any offering will be described in supplements to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. None of our securities may be sold without delivery of an applicable prospectus supplement. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you invest in these securities.

Investing in our securities involves risks. See “Risk Factors” beginning on page 5 before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 14, 2016

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf registration statement, we or any selling securityholder may, from time to time, offer or sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with general information regarding the securities that we or any selling securityholder may offer in the future. Each time we or any selling securityholder sell securities, we will provide a prospectus supplement that contains specific information about the terms of the securities being offered and the manner in which they may be offered. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you must rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Neither we nor any selling securityholder have authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus or any accompanying prospectus supplement or any “free writing prospectus.” We and the selling securityholders are offering to sell, and seeking offers to buy, securities only in jurisdictions in which offers and sales are permitted. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, such prospectus supplement, or any sale of a security. Our business, financial condition, results of operations, and prospects may have changed materially since those dates. You should rely only on the information contained or incorporated by reference in this prospectus or any accompanying prospectus supplement.

In this prospectus, the terms “we,” “our,” “the company” and “us” refer to TTM Technologies, Inc. and its subsidiaries, unless otherwise specified.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s website at www.sec.gov. Through our website at www.ttm.com, you may access, free of charge, copies of our SEC filings, as soon as reasonably practical after we electronically file them with or furnish them to the SEC. Information on, or accessible through, our website is expressly not incorporated by reference into, and does not constitute a part of, this prospectus or any accompanying prospectus supplement. You also may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

This prospectus does not contain all of the information included in the registration statement, including certain exhibits and schedules. You may obtain the registration statement and exhibits to the registration statement from the SEC at the address listed above or from the SEC’s website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus. Information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information as applicable. Since information that we later file with the SEC will update and supersede previously incorporated information, you should look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or any accompanying prospectus supplement or in any documents previously incorporated by reference have been modified or superseded.

We incorporate by reference into this prospectus the following documents filed by us with the SEC, other than any portion of the respective filings furnished, rather than filed, under the Securities Exchange Act of 1934, as amended, or the Exchange Act, in accordance with the Exchange Act and applicable SEC rules:

•	our Annual Report on Form 10-K for the fiscal year ended December 28, 2015, including the portions of our definitive proxy statement on Schedule 14A filed with the SEC on March 31, 2016 that are incorporated by reference therein;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 28, 2016, June 27, 2016 and September 26, 2016;

•	our Current Reports on Form 8-K filed with the SEC on January 4, 2016, February 9, 2016, March 8, 2016, May 18, 2016, September 27, 2016, October 5, 2016, and October 20, 2016, and on Form 8-K/A filed with the SEC on July 31, 2015 (but only with respect to Exhibits 99.1 and 99.2); and

•	the description of our common stock contained in the Registration Statement on Form 8-A filed with the SEC on August 8, 2005, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference into this prospectus all documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus until the offering of the particular securities covered by a prospectus supplement has been terminated or completed, other than any portion of the respective filings that are furnished, rather than filed, under the applicable SEC rules. This additional information is a part of this prospectus from the date of filing of those documents.

You may request a copy of these filings at no cost, by writing or telephoning us as follows:

TTM Technologies, Inc.

Attention: Corporate Secretary

1665 Scenic Avenue, Suite 250

Costa Mesa, California 92626

(714) 327-3000

ABOUT TTM TECHNOLOGIES, INC.

We are a leading global printed circuit board, or PCB, manufacturer, focusing on quick-turn and technologically complex PCBs and electro-mechanical solutions, or E-M Solutions. We are the largest PCB manufacturer in North America and one of the largest PCB manufacturers in the world, in each case based on revenue, according to the 2015 rankings from N.T. Information LTD, or NTI. Our common stock is listed on the NASDAQ Global Select Market and is traded under the ticker symbol “TTMI.”

We maintain our principal executive offices at 1665 Scenic Avenue, Suite 250, Costa Mesa, California 92626. Our telephone number is (714) 327-3000. We maintain a website at www.ttm.com. Information on, or accessible through, our website is neither part of nor incorporated by reference into this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under “Risk Factors” in our most recent Annual Report on Form 10-K and each subsequently filed Quarterly Report on Form 10-Q, together with the risk factors contained in our other SEC filings that we incorporate by reference into this prospectus or that may be included in any applicable prospectus supplement. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. The occurrence of any of these known or unknown risks might cause you to lose all or part of your investment in the offered securities.

STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement, any related free writing prospectus, and the documents incorporated by reference herein and therein may contain forward-looking statements regarding future events or our future financial and operational performance, within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. Forward-looking statements include statements regarding markets for our products; trends in net sales, gross profits and estimated expense levels; liquidity and anticipated cash needs and availability; and any statement that contains the words “anticipate,” “believe,” “plan,” “forecast,” “foresee,” “estimate,” “project,” “expect,” “seek,” “target,” “intend,” “goal” and other similar expressions.

The forward-looking statements included in this prospectus, any prospectus supplement, any related free writing prospectus and the documents incorporated by reference herein and therein reflect our current expectations and beliefs, and we do not undertake publicly to update or revise these statements, even if experience or future changes make it clear that any projected results expressed in this prospectus, any prospectus supplement, any related free writing prospectus and the documents incorporated by reference herein and therein will not be realized. In addition, the inclusion of any statement in this prospectus, any prospectus supplement, any related free writing prospectus and the documents incorporated by reference herein and therein does not constitute an admission by us that the events or circumstances described in such statement are material. Furthermore, we wish to caution and advise readers that these statements are based on assumptions that may not materialize and may involve risks and uncertainties, many of which are beyond our control that could cause actual events or performance to differ materially from those contained or implied in these forward-looking statements.

Among the factors that could cause actual results to differ materially are the factors discussed under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 28, 2015 and each subsequently filed Quarterly Report on Form 10-Q. We also will include or incorporate by reference in each prospectus supplement important factors that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Should one or more known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated, projected, or implied by these forward-looking statements. You should consider these factors and the other cautionary statements made in this prospectus, any prospectus supplement, any related free writing prospectus or the documents we incorporate by reference herein or therein as being applicable to all related forward-looking statements wherever they appear in this prospectus, any prospectus supplement, any related free writing prospectus or the documents incorporated by reference. While we may elect to update forward-looking statements wherever they appear in this prospectus, any prospectus supplement, any related free writing prospectus or the documents incorporated by reference, we do not assume, and specifically disclaim, any obligation to do so, whether as a result of new information, future events, or otherwise, except as required by law. Because of these uncertainties, you should not place undue reliance on these forward-looking statements.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Nine months Ended September 26, 2016	Year ended
		December 28, 2015	December 29, 2014	December 30, 2013	December 31, 2012		December 31, 2011
Ratio of earnings to fixed charges	1.8x	1.1x	1.9x	2.5x	—	(a)	3.4x

(a)	Earnings were not sufficient to cover fixed charges for period indicated. Additional earnings of $169.9 million for the year ended December 31, 2012 would have been required to achieve a ratio of 1:1.

For purposes of calculating the ratio of earnings to fixed charges, earnings are defined as pre-tax income from continuing operations. Fixed charges consist of the sum of (x) interest expense (including amortization of debt discount and deferred financing costs) and capitalized interest; and (y) an estimate of the interest within rental expense.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds we receive from sales of securities offered by us under this prospectus for general corporate purposes, which may include the repayment and refinancing of indebtedness outstanding from time to time and for working capital, capital expenditures, and acquisitions. Pending these uses, the net proceeds may also be temporarily invested in short-term securities. We will not receive any proceeds from the sale of securities offered by any selling securityholder.

The specific allocations of the proceeds we receive from the sale of securities offered by us will be described in the applicable prospectus supplement.

DESCRIPTION OF COMMON STOCK

This section describes the general terms of our common stock. A prospectus supplement may provide information that is different from this prospectus. If the information in the prospectus supplement with respect to our common stock being offered differs from this prospectus, you should rely on the information in the prospectus supplement. A copy of our certificate of incorporation, as amended, has been incorporated by reference from our filings with the SEC as an exhibit to the registration statement of which this prospectus forms a part. Our common stock and the rights of the holders of our common stock are subject to the applicable provisions of the Delaware General Corporation Law, to which we refer as Delaware law, our certificate of incorporation, as amended, our fourth amended and restated bylaws, as amended, and the rights of the holders of our preferred stock, if any, as well as some of the terms of our credit agreement and any other outstanding indebtedness.

As of November 2, 2016, under our certificate of incorporation, as amended, we had the authority to issue 300,000,000 shares of common stock, par value $0.001 per share. As of November 2, 2016, 100,393,160 shares of our common stock were outstanding and were held of record by approximately 297 stockholders.

The following description of our common stock, and any description of our common stock in a prospectus supplement may not be complete and is subject to, and qualified in its entirety by reference to, Delaware law and the actual terms and provisions contained in our certificate of incorporation, as amended, and fourth amended and restated bylaws, as amended, each as amended from time to time.

Voting Rights

Each outstanding share of our common stock is entitled to one vote per share of record on all matters submitted to a vote of stockholders and to vote together as a single class for the election of directors and in respect of other corporate matters. At a meeting of stockholders at which a quorum is present, for all matters other than the election of directors, all questions shall be decided by the vote of the holders of a majority of the outstanding shares of stock entitled to vote thereon present in person or by proxy at the meeting, unless the matter is one upon which a different vote is required by express provision of law or our certificate of incorporation, as amended, or fourth amended and restated bylaws, as amended. Directors will be elected by a plurality of the votes of the shares present at a meeting. Holders of shares of common stock do not have cumulative voting rights with respect to the election of directors or any other matter.

Dividends

Holders of our common stock are entitled to receive dividends or other distributions when, as, and if declared by our board of directors. The right of our board of directors to declare dividends, however, is subject to any rights of the holders of other classes of our capital stock, any indebtedness outstanding from time to time, and the availability of sufficient funds under Delaware law to pay dividends.

Preemptive Rights

The holders of our common stock do not have preemptive rights to purchase or subscribe for any of our capital stock or other securities.

Redemption

The shares of our common stock are not subject to redemption by operation of a sinking fund or otherwise.

Liquidation Rights

In the event of any liquidation, dissolution, or winding up of our company, after the payment or provisions for payment of all debts and liabilities of the corporation and all preferential amounts to which the holders of our preferred stock are entitled with respect to the distribution of assets in liquidation, the holders of shares of our common stock are entitled to receive any of our assets available for distribution to our stockholders ratably in proportion to the number of shares held by them.

Anti-takeover Effects of Certain Provisions of Delaware Law

We are subject to Section 203 of Delaware Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Shareholders Agreement

In connection with our acquisition of the PCB business of Meadville Holdings Limited in April 2010, we entered into a shareholders agreement with Mr. Tang Hsiang Chien, or Mr. Tang, Mr. Tang Chung Yen, Tom, or Tom Tang, Ms. Tang Ying Ming, Mai, or Mai Tang, and Su Sih (BVI) Limited, pursuant to which Mr. Tang and his affiliates have specified board representation rights, governance rights and other rights. Pursuant to the shareholders agreement, we are required to, among other things, elect to our board of directors one nominee of Mr. Tang and his affiliates (and any such replacement) who is reasonably acceptable to our nominating and corporate governance committee. When Mr. Tang and his affiliates cease to beneficially own securities representing at least 9.9% of our total voting power entitled to vote on any matter, Mr. Tang and his affiliates cease to have such board representation rights and such director’s resignation is immediately effective. The shareholders agreement terminates automatically on the 181st day following the time when Mr. Tang, Tom Tang, Mai Tang, Suh Sih (BVI) Limited and any of their respective affiliates cease to beneficially own securities representing at least 9.9% of our total voting power entitled to vote on any matter. For more information about the shareholders agreement, please see Exhibits 4.6 and 4.7 to our Annual Report on Form 10-K for the fiscal year ended December 28, 2015 and Exhibit 10.2 to our Current Report on Form 8-K filed with the SEC on January 4, 2016.

Listing

Our common stock is listed on the NASDAQ Global Select Market under the symbol “TTMI.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company. Its address is 6201 15th Avenue, Brooklyn, New York 11219, and its telephone number is (800) 937-5449.

DESCRIPTION OF PREFERRED STOCK

This section describes the general terms of our preferred stock to which any prospectus supplement may relate. A prospectus supplement will describe the terms relating to any preferred stock to be offered by us in greater detail and may provide information that is different from terms described in this prospectus. If the information in the prospectus supplement with respect to the particular preferred stock being offered differs from this prospectus, you should rely on the information in the prospectus supplement. A copy of our certificate of incorporation, as amended, has been incorporated by reference from our filings with the SEC as an exhibit to the registration statement. A certificate of designation or amendment to our certificate of incorporation, as amended, will specify the terms of the preferred stock being offered, and will be filed or incorporated by reference as an exhibit to the registration statement before the preferred stock is issued. The following description of our preferred stock, and any description of the preferred stock in a prospectus supplement, may not be complete and is subject to, and qualified in its entirety by reference to, Delaware law and the actual terms and provisions contained in our certificate of incorporation, as amended, and fourth amended and restated bylaws, as amended, each as amended from time to time.

As of November 2, 2016, under our certificate of incorporation, as amended, we had the authority to issue 15,000,000 shares of preferred stock, par value $0.001 per share, which are issuable in series on terms to be determined by our board of directors. Accordingly, our board of directors is authorized, without action by the stockholders, to issue preferred stock from time to time with such dividend, liquidation, conversion, voting, and other rights and restrictions as it may determine. All shares of any one series of our preferred stock will be identical, except that shares of any one series issued at different times may differ as to the dates from which dividends may be cumulative. All series shall rank equally and shall provide for other terms as described in the applicable prospectus supplement. As of November 2, 2016, there were no outstanding shares of our preferred stock.

Unless provided in a prospectus supplement, the shares of our preferred stock to be issued will have no preemptive rights. Any prospectus supplement offering our preferred stock will furnish the following information with respect to the preferred stock offered by that prospectus supplement:

•	the title and stated value of the preferred stock;

•	the number of shares of preferred stock to be issued and the offering price of the preferred stock;

•	any dividend rights;

•	any dividend rates, periods, or payment dates, or methods of calculation of dividends applicable to the preferred stock;

•	the date from which distributions on the preferred stock shall accumulate, if applicable;

•	the terms and conditions, if applicable, upon which the preferred stock will be convertible into our common stock, including the conversion price (or manner of calculation thereof);

•	any right to convert the preferred stock into a different type of security;

•	any voting rights attributable to the preferred stock;

•	any rights and preferences upon our liquidation, dissolution or winding up of our affairs;

•	any terms of redemption;

•	the procedures for any auction and remarketing, if any, for the preferred stock;

•	the provisions for a sinking fund, if any, for the preferred stock;

•	any listing of the preferred stock on any securities exchange;

•	a discussion of federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to distribution rights (including whether any liquidation preference as to the preferred stock will be treated as a liability for purposes of determining the availability of assets for distributions to holders of stock ranking junior to the shares of preferred stock as to distribution rights);

•	any limitations on issuance of any series of preferred stock ranking senior to or on a parity with the series of preferred stock being offered as to distribution rights and rights upon the liquidation, dissolution, or winding up or our affairs; and

•	any other specific terms, preferences, rights, limitations, or restrictions of the preferred stock.

If our board of directors decides to issue any preferred stock, it may discourage or make more difficult a merger, tender offer, business combination, or proxy contest, assumption of control by a holder of a large block of our securities, or the removal of incumbent management, even if these events were favorable to the interests of stockholders. Our board of directors, without stockholder approval, may issue preferred stock with voting and conversion rights and dividend and liquidation preferences that may adversely affect the holders of our other equity or debt securities.

DESCRIPTION OF DEBT SECURITIES

The debt securities will constitute either senior or subordinated debt of TTM Technologies, Inc. The debt securities that are sold may be exchangeable for and/or convertible into common stock or any of the other securities that may be sold under this prospectus. The debt securities will be issued under one or more separate indentures between us and a designated trustee. We will include in a prospectus supplement the specific terms of each series of senior or subordinated debt securities being offered, including the terms, if any, on which a series of senior or subordinated debt securities may be convertible into or exchangeable for other securities. In addition the material terms of any indenture, which will govern the rights of the holders of our senior or subordinated debt securities will be set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue, either separately or together with other securities, warrants for the purchase of any of the other types of securities that we may sell under this prospectus.

The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all to be set forth in the applicable prospectus supplement relating to any or all warrants in respect of which this prospectus is being delivered. Copies of the form of agreement for each warrant, which we refer to collectively as “warrant agreements,” including the forms of certificates representing the warrants, which we refer to collectively as “warrant certificates,” and reflecting the provisions to be included in such agreements that will be entered into with respect to the particular offerings of each type of warrant, will be filed with the SEC and incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

The following description sets forth certain general terms and provisions of the warrants to which any prospectus supplement may relate. The particular terms of the warrants to which any prospectus supplement may relate and the extent, if any, to which the general provisions may apply to the warrants so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the warrants, warrant agreements or warrant certificates described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement. We encourage you to read the applicable warrant agreement and certificate for additional information before you purchase any of our warrants.

General

The prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, as well as the related warrant agreement and warrant certificates, including the following, where applicable:

•	the principal amount of, or the number of, securities, as the case may be, purchasable upon exercise of each warrant and the initial price at which the principal amount or number of securities, as the case may be, may be purchased upon such exercise;

•	the designation and terms of the securities, if other than common stock, purchasable upon exercise of the warrants and of any securities, if other than common stock, with which the warrants are issued;

•	the procedures and conditions relating to the exercise of the warrants;

•	the date, if any, on and after which the warrants, and any securities with which the warrants are issued, will be separately transferable;

•	the offering price, if any, of the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which that right will expire;

•	if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

•	whether the warrants represented by the warrant certificates will be issued in registered or bearer form and, if registered, where they may be transferred and registered;

•	call provisions, if any, of the warrants;

•	antidilution provisions, if any, of the warrants; and

•	any other material terms of the warrants.

The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the warrant agreement and warrant certificate relating to the warrants being offered.

Exercise of Warrants

Each warrant will entitle the holder to purchase for cash that principal amount of, or number of, securities, as the case may be, at the exercise price set forth in, or to be determined as set forth in, the applicable prospectus supplement relating to the warrants. Upon receipt of payment and the warrant certificate properly completed and duly executed, we will, as soon as practicable, issue the securities purchasable upon exercise of the warrant.

No Rights of Security Holder Prior to Exercise

Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon the exercise of the warrants, and will not be entitled to:

•	in the case of warrants to purchase debt securities, payments of principal of, or any premium or interest on, the debt securities purchasable upon exercise; or

•	in the case of warrants to purchase equity securities, the right to vote or to receive dividend payments or similar distributions on the securities purchasable upon exercise.

DESCRIPTION OF UNITS

We may, from time to time, issue units composed of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any applicable prospectus supplement may describe, among other things:

•	the material terms of the units and of the securities composing the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	any special United States federal income tax considerations applicable to the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

FORMS OF SECURITIES

Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities will be issued in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Registered Global Securities

We may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants, guaranteed trust preferred securities or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of TTM Technologies, Inc., the trustees, the warrant agents, the unit agents or any other agent of TTM Technologies, Inc., agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

SELLING SECURITYHOLDERS

Selling securityholders to be named in a prospectus supplement may, from time to time, offer and sell some or all of our securities held by them pursuant to this prospectus and the applicable prospectus supplement. Such selling securityholders may sell our securities held by them to or through underwriters, dealers or agents or directly to purchasers or as otherwise set forth in the applicable prospectus supplement. See “Plan of Distribution.” Such selling securityholders may also sell, transfer or otherwise dispose of some or all of our securities held by them in transactions exempt from the registration requirements of the Securities Act.

We will provide you with a prospectus supplement, which will, among other things, set forth the name of each selling securityholder and the number of our securities beneficially owned by such selling securityholders that are covered by such prospectus supplement.

PLAN OF DISTRIBUTION

We and/or any selling securityholder may sell the securities described in this prospectus from time to time in one or more of the following ways:

•	through underwriters or dealers, whether individually or through an underwriting syndicate led by one or more managing underwriters;

•	in “at the market offerings” within the meaning of Rule 415(a)(4) under the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	directly to a limited number of purchasers or to a single purchaser;

•	through agents; or

•	through a combination of any of those methods of sale.

The prospectus supplement with respect to the offered securities will describe the terms of the offering, including the following:

•	the name or names of any underwriters, dealers or agents;

•	any public offering price;

•	the purchase price;

•	the proceeds from such sale;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any over-allotment options under which underwriters may purchase additional securities from us or from any selling securityholder;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. In addition, to the extent this prospectus is used by any selling securityholder to resell common stock or other securities, information with respect to the selling securityholder will be contained in a prospectus supplement to this prospectus, in a post-effective amendment or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

We and/or any selling securityholder may distribute the securities from time to time in one or more of the following ways:

•	at a fixed public offering price or prices, which may be changed;

•	at prices relating to prevailing market prices at the time of sale;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

Unless otherwise indicated in the applicable prospectus supplement, if we or any selling securityholder use underwriters for a sale of securities, the underwriters will acquire the securities for their own account and may be resold as described above. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. Unless otherwise indicated in a prospectus supplement, the underwriters will be obligated to purchase all the securities of the series offered if they purchase any of the securities of that series. Underwriters and agents may be customers of, engage in transactions with, or perform services for TTM Technologies, Inc. and its affiliates in the ordinary course of business. We or any selling securityholder will describe in the prospectus supplement naming the underwriter the nature of any such relationship. We or any selling securityholder may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis. We or any selling securityholder may also sell securities directly to one or more purchasers without using underwriters or agents.

Underwriters, dealers, or agents may receive compensation in the form of discounts, concessions, or commissions from us or any selling securityholder or from purchasers of the securities as their agents in connection with the sale of the securities. These underwriters, dealers, or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions, or profits on resale received by underwriters, dealers, or agents may be treated as underwriting discounts and commissions. Each prospectus supplement will identify any underwriter, dealer, or agent and describe any compensation received by them from us or any selling securityholder.

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on the NASDAQ Global Select Market. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

Underwriters, dealers, and agents may be entitled under agreements entered into with us or any selling securityholder to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments they may be required to make in respect of these liabilities thereof. Underwriters, dealers, and agents and their affiliates may be customers of, may engage in transactions with, or perform services for us in the ordinary course of business for which they receive compensation.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Polsinelli PC, St. Louis, Missouri.

EXPERTS

The consolidated financial statements of TTM Technologies, Inc. and subsidiaries as of and for the years ended December 28, 2015 and December 29, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 28, 2015, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report on the consolidated financial statements contains an explanatory paragraph that refers to the audit of the adjustments to the 2013 consolidated financial statements to retrospectively adjust the disclosures for a change in the composition of reportable segments. However, KPMG LLP was not engaged to audit, review, or apply any procedures to the 2013 consolidated financial statements other than with respect to such adjustments. The audit report on the effectiveness of internal control over financial reporting as of December 28, 2015, contains an explanatory paragraph that states management of TTM Technologies, Inc. excluded from its assessment of the effectiveness of internal control over financial reporting as of December 28, 2015, Viasystems Group, Inc.’s internal control over financial reporting associated with 32% of total assets and 32% of total net sales included in the consolidated financial statements of TTM Technologies, Inc. and subsidiaries as of and for the year ended December 28, 2015. The audit report also excludes an evaluation of the internal control over financial reporting of Viasystems Group, Inc.

The consolidated financial statements of TTM Technologies, Inc. for the year ended December 30, 2013, before the effects of the adjustments to retrospectively reflect the change in the composition of reportable segments described in Note 19, included in our Annual Report on Form 10-K for the year ended December 28, 2015, have been incorporated by reference in this prospectus in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Viasystems Group, Inc. for the year ended December 31, 2014 which are included in the Form 8-K/A of TTM Technologies, Inc. filed with the SEC on July 31, 2015, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

TTM Technologies, Inc.